EXHIBIT 99.1

First Cash Reports First Quarter Earnings per Share of $0.59;
Core Revenues from Retail Sales and Pawn Fees Increased 16%
Driven by 9% Increase in Core Same-store Revenues in Mexico
____________________________________________________________

ARLINGTON, Texas (April 16, 2015) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. and Mexico, today announced revenue, net income and earnings per share for the three-month period ended March 31, 2015.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report solid first quarter results driven by 20% constant currency revenue growth from core pawn retail sales and pawn fees in Mexico and 11% in the U.S. During the quarter we continued to build our long-term earnings platform through new store openings and acquisitions. Our proven business model continues to generate industry leading returns in spite of pressures from foreign currency exchange, lower gold prices and further strategic downsizing of payday lending operations.”
Note: All growth rates presented in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis. The average exchange rate of the Mexican peso decreased 13% during the first quarter of 2015 compared to the prior-year period.
Earnings Highlights

•
Diluted earnings per share for the first quarter of 2015 were $0.59 compared to $0.77 in the first quarter of 2014. First quarter 2015 earnings were impacted by approximately $0.15 per share from a combination of foreign currency translation effects of $0.05 per share, expected reductions in non-core jewelry scrapping and payday lending earnings of $0.06 per share and incremental interest expense of $0.04 per share. Additionally, the comparable first quarter 2014 earnings per share results included a non-recurring tax benefit of $0.12.

•
EBITDA (earnings before interest, taxes, depreciation and amortization) for the trailing twelve months ended March 31, 2015 totaled $145.3 million, an increase of 6% compared to the prior year or a 10% increase on a constant currency basis. Net income was $79.3 million for the trailing twelve month period. A reconciliation of EBITDA to net income is provided elsewhere in this release.

Revenue Highlights

•
Revenue from core pawn activities (retail merchandise sales and pawn service fees) increased 16%, or $23.4 million, during the first quarter of 2015 compared to the first quarter of 2014. Total revenue increased 10%, or $16.9 million, reflecting the strong growth in core revenues partially offset by the expected 28%, or $6.4 million, decline in total non-core payday lending and jewelry scrapping revenues.

•
Retail merchandise sales growth from pawn operations was particularly strong, up 24% in Mexico, 14% in the U.S. and 19% overall compared to the prior-year period. Pawn fee revenue grew 9% in total, with increases of 13% and 4% in Mexico and the U.S., respectively.

•
Same-store revenue growth from pawn store operations (excluding jewelry scrapping) was up 9% in Mexico and 3% overall compared to the prior-year period. The overall results included a 4% decrease in U.S. same-store revenues, reflecting the expected weakness in U.S. pawn receivables due in part to lower gasoline prices.

•
Revenue from non-core wholesale scrap jewelry operations decreased 32% in the first quarter of 2015 compared to the first quarter of 2014. Gross profits from scrap jewelry operations in the first quarter of 2015 totaled $1.3 million, accounting for only 1% of net revenue for the quarter, compared to $2.6 million, or 3% of net revenue, in the first quarter of 2014. The gross margin for scrap jewelry sales was 14% in the first quarter of 2015 compared to 19% in the prior year period, reflecting a 6% decrease in the market price of gold.

•
Non-core short-term loan and credit services revenue (collectively, payday and title lending operations) decreased 22% in the first quarter of 2015 compared to the first quarter of 2014. The anticipated decline in revenues reflected the Company’s on-going strategic downsizing of these operations as the Company’s U.S. payday and title loan business now comprises only 4% of total revenue.

Pawn Operating Metrics

•
Pawn loans outstanding (receivable from customers) at quarter end increased by 11% in Mexico, 6% in the U.S. and 8% in total over the prior-year period. On a same-store basis, pawn loans increased 1% in Mexico, as loan growth remained strong in the interior markets, partially offset by uneven consumer demand across more mature markets. Although same-store pawn loans were down 3% in the U.S., this represented an improvement over the prior sequential quarter when same-store loans were down 5%.

•	The average monthly pawn loan portfolio yield was unchanged at 14% for both the first quarter of this year and last year, reflecting consistent pawn redemption trends.

•
The consolidated gross margin on retail merchandise sales remained solid at 38% during the first quarter of 2015 despite the continued shift in the Company's consolidated retail product mix toward general merchandise inventory that carries slightly lower margins than retail jewelry items.

•
Consolidated annualized inventory turns for the trailing twelve months ended March 31, 2015 remained strong at 3.6 times per year. Aged inventories (items held for over a year) accounted for approximately 6% of total inventories, which slightly exceeded the Company’s historical average due primarily to aged inventories in recently acquired stores. Excluding inventories in the stores acquired during the past twelve months, aged inventories represented only 4% of total inventories.

•	Total inventories at March 31, 2015 increased 23% over the prior-year period, in-line with store growth and largely driven by acquisitions.
Store Count Activity

•	In total, the Company added 17 large format pawn store locations during the first quarter of 2015, composed of 15 new store openings in Mexico and two acquired U.S. stores.

•	During the twelve months ended March 31, 2015, the Company has added 116 large format pawn stores, representing a 14% increase in the total number of large format pawn stores.

•
As of March 31, 2015, First Cash had 1,011 stores composed of 686 stores in Mexico, of which 643 are large format, full-service pawn stores and 325 stores in the U.S., of which 256 are large format, full-service pawn stores.

•
The Company closed seven consumer (payday) loan stores in Texas during the first quarter of 2015. These stores’ operating losses and wind down costs accounted for approximately $200,000 of pre-tax earnings drag during the first quarter of 2015.

Financial Metrics

•
Despite continued revenue declines from non-core payday lending and wholesale scrap jewelry operations, operating efficiency remained strong with store-level pre-tax operating margins of 26% for both the trailing twelve months ended March 31, 2015 and 2014. While the number of stores increased 10%, total operating and administrative expenses increased only 7% during the first quarter of 2015 compared to the same period last year.

•	The EBITDA margin was 20% for the trailing twelve months ended March 31, 2015. The calculation of EBITDA margin is provided elsewhere in this release.

•	Consolidated net operating margin (pre-tax income) was 16% for the trailing twelve months ended March 31, 2015.

•	The Company’s return on equity for the trailing twelve months ended March 31, 2015 was 18%, while return on assets was 11% for the same period.
Liquidity

•
Cash provided by operating activities was $100 million for the trailing twelve months ended March 31, 2015, while free cash flow totaled $77 million. Free cash flow is defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•	As of March 31, 2015, the Company had $76 million in cash on its balance sheet and $156 million of availability under its $170 million of revolving bank credit facilities.

•
The leverage ratio at March 31, 2015 (outstanding indebtedness divided by trailing twelve months EBITDA) was 1.5:1. Net debt, defined as funded debt less invested cash, was $158 million at March 31, 2015. The leverage ratio of EBITDA to net debt was 0.9:1 and the ratio of net debt to equity was 0.4:1.

•
In March 2015, the Company added an additional $10 million revolving credit facility with a bank in Mexico. This new credit facility bears interest at the prevailing 30-day LIBOR rate plus a fixed spread of 2.0% and matures in December 2017. At March 31, 2015, the Company had no amount outstanding on this facility.

•	During the first quarter of 2015, the Company repurchased 336,000 shares of its common stock at an average price of $50.58 per share and total aggregate cost of $17 million.

•
For the trailing twelve months ended March 31, 2015, the Company invested $56 million in acquisitions, $23 million in capital expenditures and $61 million in stock repurchases, funded primarily with operating cash flow and a nominal $29 million increase in net debt.

Fiscal 2015 Outlook

•	The Company continues to expect fiscal 2015 constant currency EBITDA growth of 8% to 13%, reflecting continued revenue and earnings growth from existing pawn operations and de novo store openings.

•
The Company is reiterating its fiscal full-year 2015 earnings guidance to be within its previously announced range of $2.75 to $2.90 per diluted share, although the value of the Mexican peso has continued to decline relative to the U.S. dollar.

◦
When the Company initiated fiscal 2015 guidance in January, it assumed approximately $0.20 to $0.23 of earnings per share reductions for fiscal 2015 based on an assumed exchange rate of 14.6 Mexican pesos / U.S. dollar, as compared to the actual rate of 13.3 in 2014. Based upon a revised exchange rate assumption of 15.0 Mexican pesos / U.S. dollar, the full year 2015 foreign exchange impact is now estimated to be $0.25 to $0.28 per share.

◦
As previously reported, full year earnings per share expectations are also impacted by approximately $0.18 to $0.21 per share in additional income tax expense in 2015 due to an expected increase in the effective tax rate to a normalized range of 31% to 32% for fiscal 2015, compared to 27% in 2014.

◦
Fiscal 2015 earnings estimates are further tempered by an expected year-over-year decline in earnings from payday/title lending operations of approximately $0.06 per share, net of tax, as compared to our previously estimated decline of $0.04 per share.

◦
Given the continued volatility of the Mexican peso and the impact of lower gas prices on U.S. pawn loan demand, the Company expects second quarter earnings to be in the range of $0.48 to $0.52 per share.

•
The Company expects to add approximately 75 to 90 new stores in 2015. A majority of the additions are expected to be de novo large format pawn stores in Mexico, but may include 15 to 20 new builds and/or small acquisitions in the U.S.

•
Revenue growth in 2015 is expected to be generated exclusively from core pawn operations that will be partially offset by the continued de-emphasis of payday lending operations. Approximately 96% of projected 2015 revenues are expected to be derived from the continued growth and focus on pawn operations.

Additional Commentary and Analysis

Mr. Wessel further commented on the first quarter results, “We are pleased with our first quarter revenue growth which was again driven by our pawn operations and we remain positive on the outlook for the full year despite the continued impact of the unfavorable currency translation on our operations in Mexico. We saw strong retail sales during the first quarter, especially in Mexico, which we accomplished while maintaining our normal retail margins. Driven by the strength of our retail operations, we have largely been able to offset the cyclical macro headwinds affecting pawn lending demand in certain markets.”

“First Cash continues to generate significant cash flows which we are investing in new stores and strategic acquisitions. During the first quarter, we added 17 new locations and remain on track to achieve our 2015 store opening targets. We still see significant opportunities to locate and open new stores in Mexico, where the Company believes it can ultimately operate 1,000 to 1,200 locations, while at the same time looking for targeted regional acquisitions in the U.S.”

“We also utilized the strength of our cash flows and balance sheet to further drive shareholder value through stock repurchases. During the quarter, we repurchased 336,000 shares of common stock during the quarter at an aggregate cost of $17 million. Over the past twelve months, First Cash has invested $140 million in capital expenditures, acquisitions and stock repurchases with a nominal $29 million increase in net debt.”

“Our singular, strategic focus on growing our pawn business continues to be validated given the increasing regulatory scrutiny of certain consumer lending products such as payday and auto title loans. For fiscal 2015, we project less than 4% of our revenues and 6% of our profits will come from payday and title lending products and we expect these numbers will continue to decline given our strategic downsizing of payday operations coupled with the expected growth of our pawn operations. The Company closed an additional seven payday locations during the first quarter, reducing its total number of U.S. stand-alone payday stores to only 58. More importantly, the newly proposed federal regulations on payday lending and other unsecured lending products do not appear to impact pawn lending products. We believe that secured pawn loans offer our customers an affordable and transparent small-dollar credit product.”

“We believe pawn operations in both Mexico and the U.S. are well positioned to provide affordable short-term credit to unbanked and underbanked consumers in markets with favorable population and demographic trends. Although we are experiencing some short-term headwinds from weaker foreign currency exchange rates, lower gold prices, and the expected decline in our non-core payday operations, First Cash has demonstrated a history of steady and consistent margin and earnings growth. We believe our continued store opening and acquisition activities further strengthens the long-term growth potential of First Cash, and, coupled with our financial resources, provides a platform for future pawn-focused store growth, revenue growth and earnings growth.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, the impact of new or existing regulations, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates, future share repurchases and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions and mergers, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in foreign currency exchange rates and the U.S. dollar to Mexican peso exchange rate in particular;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico), including administrative or legal interpretations thereto;

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in banking, anti-money laundering or gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2014 annual report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2015, including the risks described in Item 1A “Risk Factors” of the Company’s annual report. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which account for approximately 96% of the Company’s revenues. First Cash focuses on serving cash and credit constrained consumers through its retail locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 1,015 stores in 13 U.S. states and 29 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended March 31, 2015:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	255	11	65	331
Locations acquired	2	—	—	2
Locations closed or consolidated	(1)	—	(7)	(8)
Total locations, end of period	256	11	58	325

International:
Total locations, beginning of period	629	17	28	674
New locations opened	15	—	—	15
Locations closed or consolidated	(1)	(2)	—	(3)
Total locations, end of period	643	15	28	686

Total:
Total locations, beginning of period	884	28	93	1,005
New locations opened	15	—	—	15
Locations acquired	2	—	—	2
Locations closed or consolidated	(2)	(2)	(7)	(11)
Total locations, end of period	899	26	86	1,011

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At March 31, 2015, 128 of the U.S. large format pawn stores, which are primarily located in Texas, also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$110,454	$98,708
Pawn loan fees	48,654	47,638
Consumer loan and credit services fees	7,595	9,784
Wholesale scrap jewelry revenue	9,320	13,647
Total revenue	176,023	169,777

Cost of revenue:
Cost of retail merchandise sold	68,246	60,490
Consumer loan and credit services loss provision	997	1,743
Cost of wholesale scrap jewelry sold	8,009	11,088
Total cost of revenue	77,252	73,321

Net revenue	98,771	96,456

Expenses and other income:
Store operating expenses	52,321	48,492
Administrative expenses	13,838	13,329
Depreciation and amortization	4,547	4,272
Interest expense	4,020	1,436
Interest income	(344)	(81)
Total expenses and other income	74,382	67,448

Income from continuing operations before income taxes	24,389	29,008

Provision for income taxes	7,601	6,054

Income from continuing operations	16,788	22,954

Loss from discontinued operations, net of tax	—	(272)
Net income	$16,788	$22,682

Basic income per share:
Income from continuing operations	$0.59	$0.79
Loss from discontinued operations	—	(0.01)
Net income per basic share	$0.59	$0.78

Diluted income per share:
Income from continuing operations	$0.59	$0.78
Loss from discontinued operations	—	(0.01)
Net income per diluted share	$0.59	$0.77

Weighted average shares outstanding:
Basic	28,402	28,952
Diluted	28,620	29,342

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2015	2014	2014
	(in thousands)
ASSETS
Cash and cash equivalents	$75,803	$94,929	$67,992
Pawn loan fees and service charges receivable	16,232	16,539	16,926
Pawn loans	114,306	113,938	118,536
Consumer loans, net	977	1,239	1,241
Inventories	82,554	72,279	91,088
Other current assets	10,358	7,615	12,092
Total current assets	300,230	306,539	307,875

Property and equipment, net	112,587	109,882	113,750
Goodwill, net	276,545	254,790	276,882
Other non-current assets	15,926	15,978	16,168
Total assets	$705,288	$687,189	$714,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$41,704	$37,184	$42,559
Income taxes payable	50	3,377	—
Total current liabilities	41,754	40,561	42,559

Revolving unsecured credit facility	14,500	—	22,400
Senior unsecured notes	200,000	200,000	200,000
Deferred tax liabilities	—	9,292	1,165
Total liabilities	256,254	249,853	266,124

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	399	394	397
Additional paid-in capital	193,278	177,225	188,062
Retained earnings	599,682	520,410	582,894
Accumulated other comprehensive loss from
cumulative foreign currency translation adjustments	(30,717)	(8,006)	(26,168)
Common stock held in treasury, at cost	(313,608)	(252,687)	(296,634)
Total stockholders’ equity	449,034	437,336	448,551
Total liabilities and stockholders’ equity	$705,288	$687,189	$714,675

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	March 31,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$52,006	$45,575	$6,431	14%	14%
Pawn loan fees	23,906	22,902	1,004	4%	4%
Consumer loan and credit services fees	7,064	9,112	(2,048)	(22)%	(22)%
Wholesale scrap jewelry revenue	5,738	8,543	(2,805)	(33)%	(33)%
	88,714	86,132	2,582	3%	3%
International revenue:
Retail merchandise sales	58,448	53,133	5,315	10%	24%
Pawn loan fees	24,748	24,736	12	—%	13%
Consumer loan and credit services fees	531	672	(141)	(21)%	(11)%
Wholesale scrap jewelry revenue	3,582	5,104	(1,522)	(30)%	(30)%
	87,309	83,645	3,664	4%	17%
Total revenue:
Retail merchandise sales	110,454	98,708	11,746	12%	19%
Pawn loan fees	48,654	47,638	1,016	2%	9%
Consumer loan and credit services fees	7,595	9,784	(2,189)	(22)%	(22)%
Wholesale scrap jewelry revenue (1)	9,320	13,647	(4,327)	(32)%	(32)%
	$176,023	$169,777	$6,246	4%	10%

(1)
Wholesale scrap jewelry revenue during the three months ended March 31, 2015 consisted primarily of gold sales, of which approximately 6,500 ounces were sold at an average price of $1,199 per ounce, compared to approximately 8,900 ounces of gold sold at $1,304 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of March 31, 2015 as compared to March 31, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at March 31,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$58,278	$55,239	$3,039	6%	6%
CSO credit extensions held by independent third-party (1)	7,270	9,248	(1,978)	(21)%	(21)%
Other consumer loans	526	633	(107)	(17)%	(17)%
	66,074	65,120	954	1%	1%
International:
Pawn loans	56,028	58,699	(2,671)	(5)%	11%
Other consumer loans	451	606	(155)	(26)%	(14)%
	56,479	59,305	(2,826)	(5)%	10%
Total:
Pawn loans	114,306	113,938	368	—%	8%
CSO credit extensions held by independent third-party (1)	7,270	9,248	(1,978)	(21)%	(21)%
Other consumer loans	977	1,239	(262)	(21)%	(15)%
	$122,553	$124,425	$(1,872)	(2)%	6%
Pawn inventories:
Domestic pawn inventories	$44,124	$35,289	$8,835	25%	25%
International pawn inventories	38,430	36,990	1,440	4%	20%
	$82,554	$72,279	$10,275	14%	23%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the composition of pawn collateral and the average outstanding pawn loan receivable as of March 31, 2015 as compared to March 31, 2014.

	Balance at March 31,
	2015	2014
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	44%	42%
Jewelry	56%	58%
	100%	100%
International pawn loans:
General merchandise	89%	88%
Jewelry	11%	12%
	100%	100%
Total pawn loans:
General merchandise	66%	65%
Jewelry	34%	35%
	100%	100%

Average outstanding pawn loan amount:
Domestic pawn loans	$172	$173
International pawn loans (1)	64	69
Total pawn loans (1)	94	98

(1)	Decline in average outstanding pawn loan is primarily due to the decline in the Mexican peso to U.S. dollar exchange rate in 2015.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as EBITDA, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA as net income (loss) before income taxes, depreciation and amortization, interest expense and interest income. EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net income	$16,788	$22,682	$79,272	$86,264
Adjustments:
Income taxes	7,601	6,054	33,089	30,781
Depreciation and amortization	4,547	4,272	17,751	16,008
Interest expense	4,020	1,436	16,111	4,209
Interest income	(344)	(81)	(945)	(256)
EBITDA	$32,612	$34,363	$145,278	$137,006
Loss from discontinued operations, net of tax	—	272	—	989
EBITDA from continuing operations	$32,612	$34,635	$145,278	$137,995

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$176,023	$169,777	$719,123	$670,713
EBITDA from continuing operations	$32,612	$34,635	$145,278	$137,995
EBITDA from continuing operations as a percentage of revenue	19%	20%	20%	21%

Leverage ratio (indebtedness divided by EBITDA from continuing operations):
Indebtedness			$214,500	$200,000
EBITDA from continuing operations			$145,278	$137,995
Leverage ratio			1.5:1	1.4:1

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2015	2014
Cash flow from operating activities, including discontinued operations	$99,768	$106,717
Cash flow from investing activities:
Loan receivables	217	2,226
Purchases of property and equipment	(22,666)	(27,642)
Free cash flow	$77,319	$81,301

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.1 Mexican pesos / U.S. dollar at March 31, 2014 was used compared to the exchange rate of 15.2 Mexican pesos / U.S. dollar at March 31, 2015. For income statement items, the average exchange rate for the prior-year quarter ended March 31, 2014 of 13.2 Mexican pesos / U.S. dollar was used compared to the current-quarter rate of 14.9 Mexican pesos / U.S. dollar.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com